CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 29, 2015 and April 1, 2016, relating to the financial statements and financial highlights of Boyd Watterson Limited Duration Mid-Grade Fund, LLC, predecessor fund to Boyd Watterson Limited Duration Enhanced Income Fund, a series of Northern Lights Fund Trust III, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the Prospectus, and “Independent Registered Public Accounting Firm”, “Policies and Procedures For Disclosures of Portfolio Holdings”, and “Financial Statements” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

July 29, 2016